Exhibit 99.1

News Release

Wabtec Reports Strong Third Quarter Sales, Earnings and Cash From Operations;

Increases Full-Year Guidance

WILMERDING, PA, Oct. 23, 2012 – Wabtec Corporation (NYSE: WAB) today reported strong results for the 2012 third quarter, including the following:

•	Third quarter sales of $588 million, 18 percent higher than the year-ago quarter, as both operating groups showed growth.

•	Income from operations was $97 million, 28 percent higher than the 2011 third quarter.

•	Operating margin was 16.5 percent of sales compared to 15.1 percent of sales in the year-ago quarter.

•	Earnings per diluted share were $1.30, 35 percent higher than the year-ago quarter.

•	Cash flow from operations was $83 million for the quarter and $114 million for the first nine months of the year.

•	At Sept. 30, 2012, the company had cash of $282 million and debt of $433 million.

•	During the quarter, Wabtec repurchased 77,500 shares of its common stock for about $6 million. The company has about $95 million remaining on a $150 million authorization.

Based on its third quarter results and outlook for the rest of the year, Wabtec increased its full-year 2012 guidance for earnings per diluted share to $5.13-$5.18, with revenues now expected to be up about 22 percent for the year. Previously, the company’s guidance was for earnings per diluted share of $5.10-$5.15, with revenue growth of about 20 percent.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Our third quarter performance was strong, and we remain on track for a record year. We have benefited from our Wabtec Performance System improvement initiatives, diverse business model and ongoing investments in strategic growth opportunities. As the U.S. and other countries around the world invest in their freight and passenger transit infrastructure, we expect to continue to play a vital role.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2012	Third Quarter 2011	For the Nine Months 2012	For the Nine Months 2011

Net sales	$587,593	$498,840	$1,780,722	$1,432,998
Cost of sales	(416,314)	(351,689)	(1,266,635)	(1,009,908)

Gross profit	171,279	147,151	514,087	423,090
Gross profit as a % of Net Sales	29.1%	29.5%	28.9%	29.5%

Selling, general and administrative expenses	(59,743)	(57,676)	(180,935)	(186,435)
Engineering expenses	(10,753)	(9,894)	(31,047)	(27,914)
Amortization expense	(3,941)	(4,128)	(10,288)	(10,549)

Total operating expenses	(74,437)	(71,698)	(222,270)	(224,898)
Operating expenses as a % of Net Sales	12.7%	14.4%	12.5%	15.7%

Income from operations	96,842	75,453	291,817	198,192
Income from operations as a % of Net Sales	16.5%	15.1%	16.4%	13.8%

Interest (expense) income, net	(3,070)	(3,764)	(10,303)	(11,241)
Other income (expense), net	(1,393)	(1,529)	(1,284)	(1,479)

Income from operations before income taxes	92,379	70,160	280,230	185,472

Income tax expense	(29,385)	(23,560)	(93,263)	(61,586)

Effective tax rate	31.8%	33.6%	33.3%	33.2%

Net income attributable to Wabtec shareholders	$62,994	$46,600	$186,967	$123,886

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.32	$0.97	$3.90	$2.58

Diluted
Net income attributable to Wabtec shareholders	$1.30	$0.96	$3.85	$2.56

Weighted average shares outstanding
Basic	47,643	47,874	47,732	47,827

Diluted	48,271	48,366	48,360	48,327

Sales by Segment
Freight Group	$354,659	$315,837	$1,159,653	$860,729
Transit Group	232,934	183,003	$621,069	$572,269

Total	$587,593	$498,840	$1,780,722	$1,432,998